Exhibit 99.1

Investor Contact:
Vitacost.com
Kathleen Reed
Director of Investor Relations
561.982.4180

ICR, Inc.
John Mills
Senior Managing Director
310.954.1105

Vitacost.com, Inc. Announces Filing of Form 12b-25

BOCA RATON, Fla., November 15, 2010 – Vitacost.com, Inc. (NASDAQ: VITC), a leading online retailer and direct marketer of health and wellness products, announced that it has filed a Notification of Late Filing, or Form 12b-25, with the Securities and Exchange Commission with regard to its Form 10-Q report for the Company’s quarter ended September 30, 2010.

The Company is undertaking an internal review into certain valuation methods used by the Company in previously reported stock-based compensation grants and awards and the classification of certain non-cash expense items previously reported in connection therewith.  The internal review is being conducted by the Audit Committee of the Board of Directors with the assistance of outside independent professional advisors and consultants.  The Company intends to file its Form 10-Q report for the quarter ended September 30, 2010 as soon as practicable after the receipt and compilation of certain additional financial and accounting information necessary to complete the Audit Committee’s review.  The Company does not expect to file the Form 10-Q report for the quarter ended September 30, 2010 before the fifth calendar day following its original filing due date of November 15, 2010.

About Vitacost.com, Inc.

Vitacost.com, Inc. (NASDAQ: VITC) is a leading online retailer and direct marketer of health and wellness products, including dietary supplements such as vitamins, minerals, herbs or other botanicals, amino acids and metabolites, as well as cosmetics, organic body and personal care products, sports nutrition and health foods. Vitacost.com, Inc. sells these products directly to consumers through its website, www.vitacost.com, as well as through its catalogs. Vitacost.com, Inc. strives to offer its customers the broadest product selection of healthy living products, while providing superior customer service and timely and accurate delivery.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements made herein, which include statements regarding the internal review, the Company’s intention to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 and the potential restatement, involve known and unknown risks and uncertainties, which may cause the Company’s actual results in current or future periods to differ materially from future results.  Those risks and uncertainties include, among other things, the current global economic downturn or recession; difficulty expanding its manufacturing and distribution facilities; significant competition in its industry; unfavorable publicity or consumer perception of its products on the Internet; the incurrence of material product liability and product recall costs; inability to defend intellectual property claims; costs of compliance and its failure to comply with government regulations; its failure to keep pace with the demands of customers for new products; disruptions in its manufacturing system, including information technology systems, or losses of manufacturing certifications; the lack of long-term experience with human consumption of some of its products with innovative ingredients; and costs associated with the internal review and stockholder litigation.  Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Registration Statement on Form S-1, as amended, filed in connection with the company’s initial public offering as well as the Company’s Form 10-K filed for the full year ended December 31, 2009.